Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of August 5, 2008 (this “Amendment”), among BUNGE LIMITED, an exempted limited liability company organized and existing under the laws of Bermuda (“Parent”), BLEECKER ACQUISITION CORP., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and CORN PRODUCTS INTERNATIONAL, INC., a Delaware corporation (the “Company”).

WHEREAS, the parties hereto are parties to the Agreement and Plan of Merger and Reorganization, dated as of June 21, 2008 (the “Merger Agreement”); and

WHEREAS, the parties to the Merger Agreement desire to amend certain provisions thereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows (all capitalized terms not defined herein shall have the meanings specified in the Merger Agreement):

Section 1.  Amendments to the Merger Agreement.  (a) Section 4.03(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“The authorized capital stock of the Company consists of (i) 200,000,000 Shares, and (ii) 25,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of June 19, 2008, (i) 74,352,843 Shares were issued and outstanding (not including Shares held in the treasury of the Company), all of which are duly authorized, validly issued, fully paid and non-assessable, (ii) 966,931 Shares were held in the treasury of the Company, (iii) no Shares are held by the Subsidiaries, (iv) 5,041,352 Shares were reserved for future issuance pursuant to outstanding Company Stock Options, Company Restricted Stock Awards, Company Performance Share Awards and other purchase rights (the “Company Stock Awards”) granted pursuant to the Company Stock Option Plan, (v) 288,983 shares were reserved for future issuance under the Company’s Supplemental Executive Retirement Plan and the Company’s Deferred Compensation Plan for Outside Directors, and (vi) no shares of Company Preferred Stock were issued and outstanding. Except as set forth in this Section 4.03, there are no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company.”

(b) Section 8.01(e) of the Merger Agreement is hereby amended to delete the reference to clause (iv) of Schedule 8.01(e) contained therein.

(c) Clause (iv) of Schedule 8.01(e) is hereby amended and restated in its entirety to read as follows:  “Intentionally omitted.”

Section 2.  General Provisions.

(a)  Effectiveness.  The amendments set forth herein shall be effective immediately on the date hereof. Except as expressly amended by this Amendment, all other provisions of the Merger Agreement shall be unchanged and remain in full force and effect.

(b)  Counterparts.  This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(c)  Governing Law; Jurisdiction.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by the DGCL). All actions and proceedings arising out of or relating to this Amendment shall be heard and determined exclusively in any Delaware state or federal court sitting in the City of Wilmington.  The parties hereto hereby (a) submit to the exclusive jurisdiction of any Delaware state or federal court sitting in the City of Wilmington for the purpose of any Action arising out of or relating to this Amendment brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Amendment or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

(d)  Interpretation.  For the avoidance of doubt, from and after the date of this Amendment, references in the Merger Agreement to the “Agreement” or any provision thereof shall be deemed to refer to the Merger Agreement or such provision as amended hereby unless the context otherwise requires and references in the Merger Agreement to the “date hereof” or the “date of this Agreement” shall be deemed to refer to June 21, 2008. References in this Amendment to “the date hereof” refer to August 5, 2008.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BUNGE LIMITED

By:	/s/ ALBERTO WEISSER
Name: Alberto Weisser
Title: Chairman and Chief Executive Officer

By:	/s/ JACQUALYN A. FOUSE
Name: Jacqualyn A. Fouse
Title: Chief Financial Officer

BLEECKER ACQUISITION CORP.

By:	/s/ JACQUALYN A. FOUSE
Name: Jacqualyn A. Fouse
Title: President

CORN PRODUCTS INTERNATIONAL, INC.

By:	/s/ SAMUEL C. SCOTT III
Name: Samuel C. Scott III
Title: Chairman, President and CEO